Exhibit 99.1

PRESS RELEASE - June 15, 2009

SIMPSON MANUFACTURING CO., INC.

UPDATES STOCKHOLDER RIGHTS PLAN

FOR IMMEDIATE RELEASE

Pleasanton, CA — Simpson Manufacturing Co., Inc. (the “Company”) (NYSE:  SSD) announced today that it has updated and extended a Stockholder Rights Plan, which has been in effect since July 30, 1999, and had been scheduled to expire on July 29, 2009.  The Plan is designed to ensure that the Company’s Board of Directors is able to take appropriate action to protect the interests of the Company and its stockholders.  The Plan would help the Board to maximize stockholder value in the event of a change of control of the Company, and otherwise to resist actions that the Board considers likely to injure the Company or its stockholders.

To implement the Plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s Common Stock held of record at the close of business on August 19, 1999.  A Right is also attached to each share of the Company’s Common Stock issued thereafter.  Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a series of preferred stock created in 1999 in connection with the initial adoption of the Plan.

The Rights would become exercisable and trade independently from the Company’s Common Stock on the direct or indirect acquisition by a person or group of 15 percent or more of the Company’s Common Stock, or 10 days after commencement of a tender offer or exchange offer for the Company’s Common Stock that would result in a person or group directly or indirectly owning or controlling 15 percent or more of the Company’s Common Stock.

The Rights will now expire June 14, 2019, unless the Company’s Board of Directors determines to redeem the Rights earlier.  The Rights can be redeemed by the Company at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances.  The issuance of Rights was not and is not taxable to stockholders.

The amendments to the Plan include, in addition to extending the expiration date for approximately 10 years, updating the amount of the purchase price payable on exercise of Rights, expanding the definition of “Beneficial Ownership” to comprehend cash-settled positions that do not involve actual ownership of shares, reflecting the succession of Computershare Trust Company, N.A. as Rights Agent, providing additional procedures for an exchange pursuant to the Rights Agreement, and various updating and technical corrections and clarifications.

For further information, contact Barclay Simpson at (925) 560-9032.